Exhibit 5

LETTERHEAD OF CHADBOURNE & PARKE LLP

30 ROCKEFELLER PLAZA

NEW YORK, NEW YORK 10112

(212) 408-5100

March 23, 2004

Fortune Brands, Inc.

300 Tower Parkway

Lincolnshire, Illinois 60069

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Act”), by Fortune Brands, Inc., a Delaware corporation (the “Company”), of shares of the Company’s Common Stock, par value $3.125 per share, including the associated Preferred Shares Purchase Rights of the Company (“Rights”), (the “Common Stock”), shares of the Company’s Preferred Stock, without par value (the “Preferred Stock”), the Company’s debt securities (the “Debt Securities”) and the Company’s warrants to purchase Common Stock, Preferred Stock and Debt Securities (the “Warrants” and, collectively with the Common Stock, the Preferred Stock and the Debt Securities, the “Securities”) with an aggregate offering price of up to $1,600,000,000 or the equivalent thereof, together with the remaining unissued $400,000,000 of such Securities registered under the Act under the Company’s Registration Statement on Form S-3 bearing Registration No. 333-76371, to be offered and sold by the Company from time to time in accordance with Rule 415 under the Act, we advise as follows:

We are familiar with the Restated Certificate of Incorporation and By-laws of the Company as amended to the date hereof, and we have reviewed (i) the Registration Statement and Post-Effective Amendment to Registration Statement on Form S-3 to be filed by the Company under the Act with respect to the Securities (the “Registration Statement”) and (ii) the Indenture dated as of April 15, 1999 between the Company and JPMorgan Chase Bank (formerly, The Chase Manhattan Bank), as Trustee, under which Debt Securities may be issued (the “Indenture”). We are familiar with the various corporate proceedings heretofore taken and additional proceedings proposed to be taken by the Company in connection with the authorization, registration, issuance and sale of the Securities. We have also examined originals, or copies certified to our satisfaction, of such corporate records of the Company and other instruments, certificates of public

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officials and representatives of the Company and other documents as we have deemed necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to questions of fact material to this opinion, we have, when relevant facts were not independently established, relied upon certificates of officers of the Company and appropriate public officials.

On the basis of the foregoing, and having regard for such legal considerations as we deem relevant and subject to (a) the terms of the Securities being otherwise in compliance with applicable law at the time of issuance thereof and (b) the Registration Statement having been declared effective under the Act and the Indenture under which Debt Securities of each series are issued having been qualified under the Trust Indenture Act of 1939, as amended, we are of the opinion that:

A.    The Company is a corporation duly incorporated and validly existing under the laws of the State of Delaware.

B.    The shares of Common Stock, including any Common Stock that may be issuable pursuant to the conversion of any Preferred Stock or Debt Securities or upon the exercise of Warrants, when duly issued, sold and delivered in accordance with an appropriate underwriting agreement and as described in the Registration Statement, any amendment thereto, the Prospectus and any Prospectus Supplement relating thereto, will be legally and validly issued, fully paid and nonassessable.

C.    The shares of any particular series of Preferred Stock, when (a) duly established in accordance with resolutions of the Company’s Board of Directors or the Executive Committee thereof authorizing the issuance and sale of such series of Preferred Stock, (b) a Certificate of Designation conforming to the Delaware General Corporation Law regarding such series of Preferred Stock has been filed with the Secretary of State of the State of Delaware, (c) shares of such series of Preferred Stock have been issued, sold and delivered in accordance with an appropriate underwriting agreement and as described in the Registration Statement, any amendment thereto, the Prospectus and any Prospectus Supplement relating thereto, and in accordance with the duly established terms of the particular series, will be legally and validly issued, fully paid and nonassessable.

D.    The Debt Securities, when duly executed, authenticated and delivered in accordance with the Indenture and sold pursuant to the appropriate underwriting agreement and as described in the Registration Statement, any amendment thereto, the Prospectus and any Prospectus Supplement related thereto, will be legally and validly issued and will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may

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be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights in general and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

E.    The Warrants, when the applicable warrant agreement has been duly authorized by the applicable warrant agent and duly executed by the Company and such warrant agent and the Warrants have been duly executed, authenticated and delivered in accordance with such warrant agreement and as described in the Registration Statement, any amendment thereto, the Prospectus and any Prospectus Supplement related thereto, will be legally and validly issued and will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights in general and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

We express no opinion herein as to any laws other than the laws of the State of New York, the corporate laws of the State of Delaware and the Federal laws of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the captions “Legal Opinion” in the Prospectus constituting a part of the Registration Statement.

Very truly yours,

CHADBOURNE & PARKE LLP